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                                                                   Exhibit 15(a)

                                     FORM OF

                    THE LUTHERAN BROTHERHOOD FAMILY OF FUNDS

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1
                                    (CLASS B)

      WHEREAS, The Lutheran Brotherhood Family of Funds, an unincorporated association organized as a business trust under the laws of the State of Delaware (the "Trust"), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Trust is authorized (i) to issue shares of beneficial interest in separate series, with the shares of each such series representing the interests in a separate portfolio of securities and other assets, and (ii) to divide the shares within each such series into two or more classes; and

      WHEREAS, the Trust has established the following portfolio series:
Lutheran Brotherhood Opportunity Growth Fund, Lutheran Brotherhood World Growth Fund, Lutheran Brotherhood Fund, Lutheran Brotherhood High Yield Fund, Lutheran Brotherhood Income Fund, Lutheran Brotherhood Municipal Bond Fund, Lutheran Brotherhood Money Market Fund and [Lutheran Brotherhood Mid-Cap Fund] (each such portfolio being referred to herein individually as an "Initial Series" and collectively as the "Initial Series" and such series, together with all other series subsequently established by the Trust and made subject to this Plan, being referred to herein individually as a "Series" and collectively as the "Series"); and

      WHEREAS, the Trust has established three classes of shares, such classes being referred to as "Class A", "Class B" and "Institutional Class"; and

      WHEREAS, the Trust may be deemed a distributor of the Shares within the meaning of Rule 12b-1 under the Act, and desires to adopt a Plan of Distribution with respect to the Class B shares (the "Shares") of each Initial Series pursuant to such Rule (the "Plan"); and

      WHEREAS, the Trust may amend its existing Distribution Contract (the "Distribution Contract") dated as of November 1, 1993 with Lutheran Brotherhood Securities Corp. ("LBSC") to reflect the establishment of Class A and Class B shares and to confirm the status of the Distribution Contract as an "agreement related to a plan" within the meaning of Rule 12b-1 under the Act; and

      WHEREAS, the Trust may also enter into one or more agreements (the Distribution Contract, as so amended, and each such agreement being referred to as an "Agreement") for



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distribution of the Shares with one or more underwriters (LBSC and each such underwriter being referred to as a "Distributor"); and

      WHEREAS, the Board of Trustees as a whole, and the Trustees who are not interested persons of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or the Agreement and any agreements relating to it (the "Qualified Trustees"), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan and the Agreement will benefit the Class B shares of each Initial Series and its shareholders, have accordingly approved the Plan and the Agreement by votes cast in person at a meeting called for the purpose of voting on the Plan and the Agreement and any agreements related thereto.

      NOW, THEREFORE, the Trust hereby adopts this Plan in accordance with Rule 12b-1 under the Act, on the following terms and conditions:

      1. DISTRIBUTION ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities primarily intended to result in the sale of Class B Shares, including, but not limited to, the following: (1) making payments to underwriters, securities dealers and others engaged in the sale of Shares, including payments to the Distributor to be used to compensate or reimburse the Distributor and others (including affiliates of the Distributor) engaged in the distribution and marketing of Shares or furnishing assistance to investors on an ongoing basis, and (2) providing reimbursement of direct out-of-pocket expenditures incurred by the Distributor in connection with the distribution and marketing of Shares, (3) providing reimbursements of payments of commissions to the Distributor's field force and others involved in the distribution of the Class B shares at the time of purchase, plus interest at a rate not to exceed prime plus 1% on the amount of unreimbursed commissions and (4) providing payment of expenses relating to the formulation and implementation of marketing strategies and promotional activities such as direct mail promotions and television, radio, newspaper, magazine and other mass media advertising, the preparation, printing and distribution of sales literature, the preparation, printing and distribution of prospectuses of the Trust and reports for recipients other than existing shareholders of the Trust, and obtaining such information, analyses and reports with respect to marketing and promotional activities and investor accounts as the Trust may, from time to time, deem advisable. The Trust and the Series are authorized to engage in the activities listed above, and in other activities primarily intended to result in the sale of Class B shares, either directly or through other persons with which the Trust has entered into Agreements pursuant to the Plan. Unreimbursed commissions shall be the amount paid by Distributor to its field force less the amount received by the Distributor as contingent deferred sales charges ("CDSCs") and less amounts received as 12b-1 payments through the date of calculation.

      2. MAXIMUM EXPENDITURES. The expenditures to be made by the Initial Series pursuant to this Plan and the basis upon which payment of such expenditures will be made

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shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following: (i) with respect to Shares of the Initial Series, an annual rate of .75% of the average daily value of net assets represented by such Shares, and (ii) with respect to Shares of any Series subsequently established by the Trust and made subject to this Agreement, the annual rate as agreed upon and specified in an addendum hereto. The expenditures to be made pursuant to this Plan shall commence with respect to Shares of a Series as of the date on which this Plan becomes effective with respect to each such Series.

      3. PAYMENTS. The Distributor shall be entitled to the entire amount of the CDSC paid by shareholders of the Class B shares, if any, calculated in the manner set forth in the prospectus and SAI of the Initial Series. Pursuant to this Plan, the Trust shall also make periodic payments to the Distributor at the annual rate provided for in the Agreement with respect to the Shares of each Series. The Distributor shall in turn remit to and allocate among others (including affiliates of the Distributor) in consideration of and as reimbursement for expenses incurred in the provision of distribution and marketing services and furnishing assistance to investors on an ongoing basis, such amounts as the Distributor shall determine. Any amounts received by the Distributor, whether paid under the Agreement or in the form of a CDSC, and not so allocated may be retained by the Distributor as compensation to the Distributor for providing services under the Agreement and/or as reimbursement for expenses incurred in connection with the distribution and marketing of the Shares and the servicing of investor accounts as contemplated by Section 1 hereof.

      4.    TERM AND TERMINATION.

            (a) Initial Series. This Plan shall become effective with respect to the Shares of each Initial Series as of the later of (i) the date on which an amendment to the Registration Statement on Form N-1A with respect to the Shares becomes effective under the Securities Act of 1933, as amended, or (ii) the date on which each Initial Series commences offering the Shares to the public and shall continue in effect with respect to the Shares (subject to Section 4(d) hereof) until one year from the date of such effectiveness, unless the continuation of this Plan shall have been approved with respect to the Shares in accordance with the provisions of Section 4(c) hereof.

            (b) Additional Series. This Plan shall become effective with respect to the Shares of each additional Series established by the Trust after the date hereof and made subject to this Plan upon commencement of the initial public offering thereof (provided that the Plan has previously been approved with respect to the Series by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting held before the initial public offering of such additional Series thereof and called for the purpose of voting on such approval), and shall continue in effect with respect to each such additional Series or class (subject to Section 4(d) hereof) for one year thereafter, unless the continuation of this Plan shall have been approved with respect to such additional Series in accordance with the provisions of Section 4(c) hereof. The Distributor and the Trust on behalf of each such

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additional Series shall each sign an addendum hereto agreeing to be bound hereby and setting forth such specific and different terms as the parties may agree upon, including, without implied limitation, the amount and purpose of payments to be made hereunder.

            (c) Continuation. This Plan and the Agreement shall continue in effect with respect to each Series subsequent to the initial term specified in
Section 4(a) and (b) for so long as such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a meeting called for the purpose of voting on this Plan, subject to any shareholder approval requirements existing under applicable law.

            (d)    Termination.

                   (i) This Plan may be terminated at any time with respect to the Shares of any Series thereof by vote of a majority of the Qualified Trustees, or by vote of a majority of the outstanding voting Shares of that Series. For purposes of the Plan, the term "vote of a majority of the outstanding voting Shares" of any Series shall mean the vote of the lesser of (A) 67 percent or more of the outstanding voting Shares present at such meeting, if the holders of more than 50 percent of the outstanding voting Shares are present and represented by proxy; or (B) 50 percent or more of the Shares. The Plan may remain in effect with respect to a Series even if it has been terminated in accordance with this Section 4(d) with respect to one or more other Series of the Trust.

                   (ii) The Agreement may be terminated at any time, without penalty, with respect to the Shares of any Series by vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting Shares of that Series on sixty days' written notice to the Distributor. In addition, the Agreement shall be terminated automatically in the event of its assignment.

      5. AMENDMENTS. This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 2 hereof unless such amendment is approved by a vote of a majority of the outstanding Shares of each Series with respect to which a material increase in the amount of distribution expenditures is proposed, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 4(c) hereof. Otherwise, this Plan may be amended with respect to the Shares of a Series by vote of a majority of the Qualified Trustees or the outstanding voting Shares of that Series.

      6. INDEPENDENT TRUSTEES. While this Plan is in effect with respect to any Series, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not interested persons.


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      7.    QUARTERLY REPORTS. The Treasurer of the Trust and the Treasurer of
the Distributor shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts expended for distribution pursuant to this Plan and the purposes for which such expenditures were made.

      8. RECORDKEEPING. The Trust shall preserve copies of this Plan, the Agreement and any related agreements and all reports made pursuant to Section 7 hereof, for a period of not less than six years from the date of this Plan and the Agreement, the agreements or such reports, as the case may be, the first two years in an easily accessible place.


Dated: ______, 1997






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